Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of RegeneRx Biopharmaceuticals, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated April 8, 2016, on our audits of the financial statements of RegeneRx Biopharmaceuticals, Inc. as of December 31, 2015 and 2014 and for the years then ended. We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP
Tysons, Virginia
July 20, 2016